Exhibit 10.5

August 11, 2020

David H. Mack, Ph.D.

c/o PMV Pharmaceuticals, Inc.

Dear David,

This letter agreement (the “Agreement”) is entered into between you and PMV Pharmaceuticals, Inc. (the “Company,” “PMV Pharma,” or “we”). This Agreement is effective as of the date hereof (the “Effective Date”). The purpose of this Agreement is to confirm the current terms and conditions of your employment.

1. Position. Your title will continue to be President and Chief Executive Officer, and you will continue to report to the Company’s Board. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full time or part-time) that would create a conflict of interest with the Company.

2. Cash Compensation. Your current salary as of the Effective Date is $525,100 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company under the Company’s Employee Incentive Compensation Plan (the “Incentive Plan”) or any successor plan. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Board of Directors (the “Board”) and/or the Compensation Committee of the Board (the “Compensation Committee”), as applicable. Your current annual target bonus as of the Effective Date is equal to 50% of your annual base salary. The terms and conditions of your bonus will be set forth in the Incentive Plan, and the Board and/or the Compensation Committee reserves authority to pay discretionary bonuses. The determinations of the Board and/or the Compensation Committee, as applicable, with respect to your bonus will be final and binding.

3. Employee Benefits. As a regular employee of the Company, you will continue to be eligible to participate in a number of Company-sponsored benefits. In addition, you will continue to be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Equity Awards. You have received equity awards from the Company and these awards shall continue to be in full force and effect and governed by the terms set forth therein, as modified by the Company’s Change in Control and Severance Policy and your participation agreement thereunder (the “Severance Policy”).

5. Severance & Change of Control Benefits. You will continue to be eligible for benefits in the Severance Policy. Accordingly, your potential severance and change of control benefits and the terms and conditions thereof are set forth in your participation agreement to the Severance Policy.

6. Proprietary Information and Inventions Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement reaffirms that the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement that you executed in connection with your hire (the “PIAA”) continue to be in effect. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiting any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, and (iv) the arbitration shall provide for adequate discovery, and the Company shall pay all but the first $125 of the arbitration fees.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company continues to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete Agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8. Tax Matters.

a. Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

b. Section 409A. The parties intend that the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder (“Section 409A”), and any ambiguities or ambiguous terms herein will be interpreted to so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company shall in no event be obligated to indemnify you for any taxes or interest that may be assessed under Section 409A.

9. Interpretation, Amendment and Enforcement. This Agreement, together with the PIAA, the Severance Policy and your participation agreement under the Severance Policy and your Equity Award agreements, supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, including, but not limited to any initial offer letter with the Company, and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.

* * * * *

We are extremely excited about your continued employment with PMV Pharma!

[signature page follows]

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records.

Sincerely,

/s/ Winston Kung
Winston Kung
Chief Operating Officer and Chief Financial Officer

Agreed to and accepted:

Signature:	/s/ David H. Mack

Printed Name:	David H. Mack

Date:	August 17, 2020

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